                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                                 AMRESCO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.05 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  031909 10 4
                        ------------------------------
                                 (CUSIP Number)

                               October 18, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 031909 10 4                 13G                           Page 2 of 7



------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Prescott Group Aggressive Small Cap, L.P.
      EIN: 73-1414533
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Oklahoma

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            543,500

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             543,500

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      543,500
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------
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CUSIP NO. 031909 10 4                 13G                           Page 3 of 7



------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Phil Frohlich

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            77,360

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          543,500
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             77,360

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          543,500
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      620,860
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.2%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------
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CUSIP NO. 031909 10 4                 13G                           Page 4 of 7

Item 1.  (a) Name of Issuer:
------       --------------

             AMRESCO, INC.

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             700 North Pearl Street
             Suite 1900, LB 342
             Dallas, Texas 75201-7424

Item 2.  (a) Name of Persons Filing:
------       ----------------------

             Prescott Group Aggressive Small Cap, L.P. and Phil Frohlich

         (b) Address of Principal Business Office:
             ------------------------------------

             All of the Reporting Persons have their principal places of business at:

             1924 South Utica, Suite 1120
             Tulsa, Oklahoma 74104-6529

         (c) Citizenship:
             -----------

             Prescott Group Aggressive Small Cap, L.P. is an Oklahoma limited partnership.
             Phil Frohlich is a citizen of the United States of America

         (d) Title of Class of Securities:
             ----------------------------

             Common Stock, par value $.05

         (e) CUSIP Number:
             ------------

             031909 10 4

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
------   --------------------------------------------------------------------
         (c), check whether the person filing is a:
         -----------------------------------------

         [_] Broker or dealer registered under section 15 of the Act
             (15 U.S.C. 78o).

         [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         [_] Insurance company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).

         [_] Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C. 80a-8).

         [_] An investment adviser in accordance with
             (S)240.13d-1(b)(1)(ii)(E);

         [_] An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F);
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CUSIP NO. 031909 10 4                 13G                           Page 5 of 7

          [_]  A parent holding company or control person in accordance with
               (S)240.13d-1(b)(1)(ii)(G);

          [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.
------    ---------

          Incorporated by reference to items (5) through (9) and (11) of the cover page pertaining to each Reporting Person.

Item 5.   Ownership of Five Percent or Less of a Class.
------    --------------------------------------------

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
------    ---------------------------------------------------------------

          Not Applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company.
          --------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.
------    ---------------------------------------------------------

          Not Applicable

Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not Applicable

Item 10.  Certification.
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibit A Joint Filing Agreement
---------
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CUSIP NO. 031909 10 4                 13G                           Page 6 of 7

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership

                                         By:  Prescott Group Capital Management,
                                              L.L.C., General Partner



Dated: October 27, 2000               By /s/ Phil Frohlich
                                        -----------------------------
                                            Phil Frohlich, Manager



Dated: October 27, 2000               /s/ Phil Frolich
                                      --------------------------------
                                      Phil Frohlich
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CUSIP NO. 031909 10 4                13G                             Page 7 of 7

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

     This Joint Filing Agreement (this "Agreement") dated as of the 27th day of October, 2000, is by and between the undersigned parties.

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Amresco, Inc., a Delaware corporation, and further agree that this Agreement be included as an exhibit to such joint filing (including amendments thereto).

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                      Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership

                                         By:  Prescott Group Capital Management,
                                              L.L.C., General Partner


                                      By  /s/ Phil Frolich
                                        -----------------------------------
                                               Phil Frohlich, Manager


                                      /s/ Phil Frolich
                                      --------------------------------------
                                      Phil Frohlich